Exhibit 10.90

Form of Award Supplement Providing for Dividend Equivalent Rights

ING U.S., INC.

2013 Omnibus Employee Incentive Plan

Award Supplement

THIS AGREEMENT, made as of this [    ] day of [            ], 2013, (the “Award Supplement”) between ING U.S., Inc. (“ING U.S.”) and [                    ] (the “Grantee”).

WHEREAS, Grantee was granted an Award or Awards of performance shares, restricted stock units or deferred shares under the 2013 Omnibus Employee Incentive Plan (the “Plan”) on May [    ], 2013 pursuant to an Award Agreement or Award Agreements, which Award or Awards may have represented either or both of (i) the conversion of awards previously granted by ING Groep N.V. pursuant to its Long-Term Sustainable Performance Plan or (ii) an award of restricted stock units pursuant to a Deal Incentive Award entered into with Grantee in connection with the initial public offering of ING U.S. (the “Covered Awards”);

WHEREAS, under the Plan, the Committee has the ability to amend any outstanding Award Agreement;

WHEREAS, under the Plan, the Committee may include in any Award Agreement with respect to any Award a dividend equivalent right entitling Grantee to receive amounts equal to all or a portion of the regular cash dividends that would be paid on the shares of Common Stock covered by such Award if such shares had been delivered pursuant to such Award.

WHEREAS, the Committee has determined to supplement the Grantee’s Award Agreement or Award Agreements to provide for dividend equal rights in respect of Covered Awards, subject to the terms of the Plan, the Award Agreement and this Award Supplement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.	The following paragraph shall be added to Grantee’s Award Agreement or Award Agreements as a separate section and shall be deemed to be part of such Award Agreement or Award Agreements as if set forth therein:

Dividend Equivalent Rights. The Grantee has, with respect to all awards granted hereby a conditional right to receive amounts equal to the regular cash dividends that would be paid on the shares of Common Stock covered by the Award if such shares had been delivered pursuant to such Award. Such amounts will be paid in cash, without interest, subject to the same terms and conditions, including but not limited to those related to vesting, forfeiture, cancellation and payment, that apply to the shares of Common Stock covered by the Award to which such dividends are related. The Grantee will have only the rights of a general unsecured creditor of ING U.S. until payment of such amounts is made as specified herein.

2.	The Grantee’s continued acceptance of the Award or Awards constitutes agreement to the terms and conditions of this Award Supplement.

3.	Capitalized terms used but not defined in this Award Supplement shall, unless the context otherwise requires, have the same definition as in the Plan or the Award Agreement, as applicable.